Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	R. Gregory Lewis

(615) 269-1900
J. ALEXANDER’S CORPORATION REPORTS
RESULTS FOR FIRST QUARTER 2008
     NASHVILLE, TN, April 28, 2008 — J. Alexander’s Corporation (AMEX: JAX) today reported operating results for its first quarter ended March 30, 2008.
     A summary of the first quarter of 2008 compared to the first quarter of 2007 follows:
•	Net sales increased 2.6% to $37,486,000 from $36,525,000.
•	Average weekly same store sales decreased by 2.5%.
•	Net income was $1,576,000, down from $2,025,000 in the comparable quarter of 2007, and diluted earnings per share decreased by 20.7% to $.23 from $.29.
     Commenting on the Company’s results, Lonnie J. Stout II, Chairman, President and Chief Executive Officer, said, “The decline in same store sales, which we experienced beginning in mid-September of last year, continued through the first quarter of 2008. This decline, which we believe is due to economic issues affecting our guests, was the primary reason for our weaker performance in the quarter.” Stout said the J. Alexander’s restaurants most impacted by prevailing economic conditions were primarily in the Company’s Ohio and Chicago markets.
     During the first quarter of 2008, J. Alexander’s Corporation said average guest counts decreased 4.2% on a same store basis. The Company reported a 1.9% increase in its average guest check, including alcoholic beverage sales, over the first quarter of 2007. This increase was generally in line with menu price increases.

J. Alexander’s Corporation Reports First Quarter Results for 2008 — Page 2
     J. Alexander’s Corporation’s average weekly same store sales per restaurant for the first quarter of 2008 decreased to $97,800 from $100,300 in the first period a year ago. The Company’s average weekly sales per restaurant for the first quarter of 2008 declined 3.7% to $96,600 from $100,300 recorded in the comparable period of the prior year. The Company estimates that the average weekly consolidated and same store sales comparisons for the first quarter of 2008 were aided by approximately .8% because of the timing of New Year’s Eve which because of the Company’s fiscal calendar was included in the first quarter of 2008, but not in the first quarter of 2007. Same store sales calculations are based on 28 restaurants open for more than 18 months. The average weekly consolidated and same store sales per restaurant and average same store guest count calculations have been adjusted for the effect of 15 sales days lost in the first quarter of 2008 due to a fire at the Denver restaurant and severe winter weather conditions in the Ohio market.
     “While our sales results were disappointing in the first period of 2008, we were pleased with our performance in the area of expense management,” Stout continued. “Our restaurant operating costs were generally in line with our targets for the quarter.”
     Cost of sales was 32.1% of net sales for the first period of 2008, the same as the first quarter of last year, and down from 32.6% of net sales in the fourth quarter of 2007. Restaurant labor and related costs for the first quarter of 2008 were 31.2% of net sales as compared to 30.7% of net sales in the comparable quarter of 2007. The Company’s restaurant operating margins (net sales minus total restaurant operating expenses divided by net sales) declined to 13% in the first quarter of 2008 from 14.7% in the

J. Alexander’s Corporation Reports First Quarter Results for 2008 — Page 3
corresponding period of 2007. The decline was due primarily to the decrease in same store sales and the effect of two new restaurants opened in the fourth quarter last year.
     Stout said that early results in the new program to purchase beef ‘at the market’ have been positive with prices remaining lower than contract prices that J. Alexander’s Corporation was paying a year ago. He pointed out, however, that there continues to be considerable uncertainty in the beef market and that the program, initiated in March, does increase the Company’s risk by making it subject to variable market conditions. The J. Alexander’s senior executive said that the Company will continue to closely monitor the beef market, noting that it will be prepared to consider negotiating a firm pricing arrangement if conditions change or the Company has what it believes is an attractive opportunity to do so.
     Stout said J. Alexander’s Corporation does not expect much, if any, improvement in same store sales trends until at least the latter part of the year when comparisons for 2007 become weaker.
     “I do not believe consumer spending will improve noticeably until the issues creating the high levels of inflation, lack of consumer confidence and the credit crunch are resolved,” Stout commented. “Most analysts don’t foresee a significant change in consumer attitudes until sometime in 2009. In the meantime, we will continue to remain tightly focused on operational opportunities and making certain our customers have excellent dining experiences in our restaurants.”
     Stout said the Company’s development program is on schedule for 2008. Three new J. Alexander’s restaurants are under development and are expected to open later this year in Orlando and Jacksonville, Florida and Scottsdale, Arizona.

J. Alexander’s Corporation Reports First Quarter Results for 2008 — Page 4
     J. Alexander’s Corporation operates 30 J. Alexander’s restaurants in Alabama, Colorado, Florida, Georgia, Illinois, Kansas, Kentucky, Louisiana, Michigan, Ohio, Tennessee and Texas. J. Alexander’s is an upscale, contemporary American restaurant known for its wood-fired cuisine. The Company’s menu features a wide selection of American classics, including steaks, prime rib of beef and fresh seafood, as well as a large assortment of interesting salads, sandwiches and desserts. J. Alexander’s also has a full-service bar that features an outstanding selection of wines by the glass and bottle.
     J. Alexander’s Corporation is headquartered in Nashville, Tennessee.
     This press release contains forward-looking statements that involve risks and uncertainties. Actual results, performance or developments could differ materially from those expressed or implied by those forward-looking statements as a result of known or unknown risks, uncertainties and other factors. These risks, uncertainties and factors include the Company’s ability to maintain satisfactory guest count levels and increase sales and operating margins in its restaurants; changes in business or economic conditions, including rising food costs and product shortages as well as mandated increases in the minimum wage the Company is required to pay; the effect of higher gasoline prices and other economic factors on consumer demand; availability of qualified employees; increased cost of utilities, insurance and other restaurant operating expenses; potential fluctuations of quarterly operating results due to seasonality and other factors; the effect of hurricanes and other weather disturbances which are beyond the control of the Company; the number and timing of new restaurant openings and the Company’s ability to operate them profitably; competition within the casual dining industry, which is very intense; competition by the Company’s new restaurants with its existing restaurants in the same vicinity; changes in consumer spending, consumer tastes, and consumer attitudes toward nutrition and health; expenses incurred if the Company is the subject of claims or litigation or increased governmental regulation; changes in accounting standards, which may affect the Company’s reported results of operations; and expenses the Company may incur in order to comply with changing corporate governance and public disclosure requirements of the Securities and Exchange Commission and the American Stock Exchange. These as well as other factors are discussed in detail in the Company’s filings made with the Securities and Exchange Commission and other communications.

J. Alexander’s Corporation Reports First Quarter Results for 2008 — Page 5
J. Alexander’s Corporation and Subsidiaries
Consolidated Statements of Income
(Unaudited in thousands, except per share amounts)

	Quarter Ended
	March 30	April 1
	2008	2007

Net sales	$37,486	$36,525
Costs and expenses:
Cost of sales	12,048	11,714
Restaurant labor and related costs	11,699	11,224
Depreciation and amortization of restaurant property and equipment	1,445	1,279
Other operating expenses	7,412	6,924

Total restaurant operating expenses	32,604	31,141
General and administrative expenses	2,533	2,308
Pre-opening expense	44	—

Operating income	2,305	3,076
Other income (expense):
Interest expense	(452)	(486)
Interest income	62	175
Other, net	17	17

Total other expense	(373)	(294)

Income before income taxes	1,932	2,782
Income tax provision	(356)	(757)

Net income	$1,576	$2,025

Earnings per share:
Basic earnings per share	$.24	$.31

Diluted earnings per share	$.23	$.29

Weighted average number of shares:
Basic earnings per share	6,663	6,571
Diluted earnings per share	6,877	6,899

J. Alexander’s Corporation Reports First Quarter Results for 2008 — Page 6
J. Alexander’s Corporation and Subsidiaries
Consolidated Statements of Income
Percentages of Net Sales (Unaudited)

	Quarter Ended
	March 30	April 1
	2008	2007

Net sales	100.0%	100.0%
Costs and expenses:
Cost of sales	32.1	32.1
Restaurant labor and related costs	31.2	30.7
Depreciation and amortization of restaurant property and equipment	3.9	3.5
Other operating expenses	19.8	19.0

Total restaurant operating expenses	87.0	85.3
General and administrative expenses	6.8	6.3
Pre-opening expense	.1	—

Operating income	6.1	8.4
Other income (expense):
Interest expense	(1.2)	(1.3)
Interest income	.2	.5
Other, net	—	—

Total other expense	(1.0)	(.8)

Income before income taxes	5.2	7.6
Income tax provision	(.9)	(2.1)

Net income	4.2%	5.5%

Note: Certain percentage totals do not sum due to rounding.
Average Weekly Sales Information:

Average weekly sales per restaurant	$96,600	$100,300
Percent increase	(3.7)%
Same store weekly sales per restaurant (1)	$97,800	$100,300
Percent increase	(2.5)%
(1) Includes the twenty-eight restaurants open for more than eighteen months.

J. Alexander’s Corporation Reports First Quarter Results for 2008 — Page 7
J. Alexander’s Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited in thousands)

	March 30	December 30
	2008	2007
ASSETS
Current Assets
Cash and cash equivalents	$10,663	$11,325
Deferred income taxes	1,047	1,047
Other current assets	5,937	6,258

Total current assets	17,647	18,630
Other assets	1,420	1,341
Property and equipment, net	78,994	78,551
Deferred income taxes	5,341	5,341
Deferred charges, net	711	716

	$104,113	$104,579

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$12,090	$14,218
Long-term debt and capital lease obligations	21,121	21,349
Other long-term liabilities	6,602	6,431
Stockholders’ equity	64,300	62,581

	$104,113	$104,579

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